Exhibit 99.1
CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, the undersigned hereby consents to be named as a person about to become a director of EpiCept Corporation in the registration statement on Form S-4 of EpiCept Corporation dated November 1, 2005 and any amendments thereto.

/s/ John F. Bedard

John F. Bedard
Date: October 26, 2005